Exhibit 99.1

Viking Therapeutics Reports First Quarter 2025 Financial Results and Provides Corporate Update

Conference call scheduled for 4:30 p.m. ET today

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Phase 3 Trials for Subcutaneous VK2735 Expected to Begin 2Q25

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Phase 2 VENTURE-Oral Dosing Trial in Obesity Fully Enrolled; Data Expected 2H25

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Broad Manufacturing Agreement with CordenPharma to Support Future Commercialization of VK2735

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Strong Quarter-End Cash Position of $852 Million

SAN DIEGO, April 23, 2025 -- Viking Therapeutics, Inc. ("Viking") (Nasdaq: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the first quarter ended March 31, 2025, and provided an update on its clinical pipeline and other corporate developments.

Highlights from the Quarter Ended March 31, 2025, and Other Recent Events:

“In the first quarter of 2025 Viking continued to build on the strong momentum achieved in 2024,” stated Brian Lian, Ph.D., chief executive officer of Viking. “Throughout the first quarter we continued to ramp up activities in support of the initiation of Phase 3 trials with the subcutaneous formulation of VK2735, which are on track to begin later this quarter. In addition, during the first quarter we not only announced the initiation of the Phase 2 VENTURE-Oral Dosing trial evaluating the tablet formulation of VK2735, but also the completion of enrollment in this study. We believe the trial’s rapid enrollment reflects continued enthusiasm for our VK2735 programs among investigators and study subjects. We look forward to reporting the results of this study in the second half of the year. Also in the first quarter, we entered into a broad manufacturing agreement with CordenPharma to support the future commercialization of VK2735. This comprehensive agreement provides access to large-scale annual supply of API, as well as fill and finish capacity for both the injectable and oral product formulations. With respect to our earlier-stage pipeline, we continue to advance our novel amylin agonist program and expect to file an IND later this year. Finally, we completed the quarter with a strong balance sheet and over $850 million in cash, which allows us to continue to efficiently develop our pipeline programs.”

Pipeline and Recent Corporate Highlights

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Phase 3 Trials for Subcutaneous VK2735 in Obesity Expected to Begin 2Q25. VK2735 is a wholly-owned long-acting dual agonist of the glucagon like peptide-1, or GLP-1 receptor, and the glucose dependent insulinotropic polypeptide, or GIP receptor, for the potential treatment of obesity and other metabolic disorders.

In 2024, Viking announced positive top-line results from its Phase 2 VENTURE study of VK2735 in obesity. The VENTURE trial successfully achieved its primary and secondary endpoints, with subjects receiving VK2735 demonstrating statistically significant reductions in body weight compared with placebo. After 13 weekly doses, subjects receiving VK2735 demonstrated statistically significant reductions in mean body weight from baseline, ranging up to 14.7%. Weight loss in all treated cohorts appeared to be progressive through 13 weeks and did not show evidence of plateauing. The company believes further weight loss may be achieved through extended dosing beyond the 13-week treatment period of this study.

VK2735 also demonstrated encouraging safety and tolerability in the VENTURE study, with the majority of observed adverse events (AEs) being reported as mild or moderate. Treatment and study discontinuation rates among VK2735 cohorts were well-balanced compared with placebo. Of gastrointestinal (GI) related AEs, 95% were reported as mild or moderate. Across all cohorts in the VENTURE study, GI-related AEs were most prevalent during the first week of treatment, with observed rates generally declining through the remainder of the study. The results of the VENTURE study were presented in November 2024 at ObesityWeek®, the annual meeting of The Obesity Society.

In the fourth quarter of 2024, the company completed an End-of-Phase 2 meeting with the FDA and received feedback on proposed Phase 3 study plans as well as the overall development program for VK2735. The company expects to initiate Phase 3 trials evaluating subcutaneous VK2735 in obesity in the second quarter.

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Phase 2 VENTURE-Oral Dosing Trial in Obesity Fully Enrolled; Data Expected in 2H25. Concurrent with the development of a subcutaneous formulation, Viking is also developing an oral tablet formulation of VK2735, which the company believes could represent an attractive treatment option for people who may prefer to initiate treatment with an oral therapy, or for those seeking to maintain the weight loss they have already achieved. A differentiating feature of the tablet formulation of VK2735 is that it offers the potential to transition subjects from the subcutaneous formulation to an oral formulation of the same molecule. Viking believes this may reduce the risk of unexpected safety or tolerability challenges and could be an appealing option for both patients and clinicians.

In 2024, Viking reported the results from a Phase 1 multiple ascending dose trial evaluating oral VK2735. This trial was a randomized, double-blind, placebo-controlled Phase 1 trial in healthy adults with a minimum BMI of 30 kg/m2, and evaluated oral doses ranging from 2.5 mg to 100 mg. The primary objective of the study was to assess the safety and tolerability of VK2735 administered as an oral tablet once daily for 28 days. The secondary objective was to evaluate the pharmacokinetics of orally administered VK2735 in healthy subjects. This trial successfully achieved both its primary and secondary endpoints, with the results showing that cohorts receiving

VK2735 demonstrated dose-dependent reductions in mean body weight from baseline, ranging up to 8.2%. Persistent weight loss effects ranging up to 8.3% from baseline were observed at follow-up visits through Day 57, four weeks after the last dose of VK2735 was administered. Oral VK2735 also demonstrated encouraging safety and tolerability through 28 days of once-daily dosing at doses up to and including 100 mg. The majority of observed treatment emergent adverse events were mild or moderate, with the majority reported as mild. These results were presented last November at ObesityWeek 2024. Based on a preliminary evaluation of weight loss trajectories at multiple dose levels, the company believes that continued treatment beyond 28 days may provide further reductions in body weight.

In January 2025, Viking announced the initiation of a 13-week Phase 2a trial to evaluate longer term dosing with the tablet formulation of VK2735 in obese subjects. This trial, called the VENTURE-Oral Dosing trial, is a randomized, double-blind, placebo-controlled multicenter study designed to evaluate the safety, tolerability, pharmacokinetics and weight loss efficacy of VK2735 dosed as an oral tablet once daily for 13 weeks. The primary endpoint of the study will evaluate the percent change in body weight from baseline after 13 weeks of treatment. Secondary and exploratory endpoints will evaluate a range of additional safety and efficacy measures.

In March 2025, Viking announced that the VENTURE-Oral Dosing trial had successfully met its enrollment objective, enrolling approximately 280 adults who are obese (BMI ≥30 kg/m2), or adults who are overweight (BMI ≥27 kg/m2) with at least one weight-related co-morbid condition. Enrolled subjects have been evenly randomized to one of six dosing arms or placebo. The company expects to report data from this study in the second half of this year.

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Dual Amylin and Calcitonin Receptor Agonist (DACRA) Program Advancing; IND Planned for 2H25. The amylin receptor plays an important role in food intake and metabolic control, making it an attractive therapeutic target for obesity.

In 2024 Viking announced a new, internally developed DACRA program for the treatment of obesity. In vivo data from this program were presented at the 2024 American Diabetes Association’s (ADA’s) Annual Scientific Sessions. The company’s ADA presentation highlighted the effects of treatment on body weight, food intake and metabolic profile in both healthy rats and in diet-induced obese mice. The results demonstrated that Viking's DACRAs reduced food intake in lean rats in the period from 0 – 72 hours following a single subcutaneous dose.

Viking plans to file an investigational new drug (IND) application for this program in the second half of this year.

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Company Enters into Broad Manufacturing Agreement with CordenPharma to Support Commercialization of VK2735. During the first quarter, the company signed a broad, multi-year manufacturing agreement with CordenPharma, an industry-leading CDMO, covering both the active pharmaceutical ingredient (API) and final finished product supply for VK2735. The agreement secures dedicated capacity for the annual manufacture and supply of multiple metric tons of VK2735 API. In addition, CordenPharma will provide fill/finish capacity for both the injectable and oral formulations of VK2735. In exchange for dedicated API and fill/finish capacity, Viking will make prepayments to CordenPharma, to be paid over the period from 2025 to 2028. These prepayments will be fully credited against future orders, and Viking will retain ownership of all global rights to VK2735.

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Upcoming Investor Events. Viking management will participate in the following upcoming investor events:

William Blair Annual Growth Stock Conference

Chicago, IL

June 3 – 5, 2025

Jefferies Global Healthcare Conference

New York, NY

June 3 – 5, 2025

46th Annual Goldman Sachs Global Healthcare Conference

Miami, FL

June 9 – 11, 2025

ScotiaBank Third Annual Healthcare Canadian Investor Day

Toronto, Canada

June 17, 2025

First Quarter 2025 Financial Highlights

Research and development expenses were $41.4 million for the three months ended March 31, 2025, compared to $24.1 million for the same period in 2024. The increase was primarily due to increased expenses related to manufacturing for the company’s drug candidates, clinical studies, stock-based compensation and salaries and benefits, partially offset by decreased expenses related to pre-clinical studies.

General and administrative expenses were $14.1 million for the three months ended March 31, 2025, compared to $10.0 million for the same period in 2024. The increase was primarily due to increased expenses related to legal and patent services, stock-based compensation and insurance, partially offset by a decrease in salaries and benefits.

For the three months ended March 31, 2025, Viking reported a net loss of $45.6 million, or $0.41 per share, compared to a net loss of $27.4 million, or $0.26 per share, in the corresponding period in 2024. The increase in net loss for the three months ended March 31, 2025, was primarily due to the increase in research and development expenses and general and administrative expenses, noted previously, partially offset by increased interest income, compared to the same period in 2024.

At March 31, 2025, Viking held cash, cash equivalents and short-term investments of $852 million, compared to $903 million as of December 31, 2024.

Conference Call

Management will host a conference call to discuss Viking’s first quarter 2025 financial results today at 4:30 pm Eastern. To participate in the conference call, please dial (844) 850-0543 from the U.S. or (412) 317-5199 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until April 30, 2025, by dialing (877) 344-7529 from the U.S. or (412) 317-0088 from outside the U.S. and entering conference ID # 8779272. Those interested in listening to the conference call live via the internet may do so by visiting the Webcasts page of Viking’s website at http://ir.vikingtherapeutics.com/webcasts. An archive of the webcast will also be available on the Webcasts page of Viking’s website for 30 days.

About Viking Therapeutics, Inc.

Viking Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development of novel first-in-class or best-in-class therapies for the treatment of metabolic and endocrine disorders, with three compounds currently in clinical trials. Viking's research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients' lives. Viking's clinical programs include VK2735, a novel dual agonist of the glucagon-like peptide 1 (GLP-1) and glucose-dependent insulinotropic polypeptide (GIP) receptors for the potential treatment of various metabolic disorders. Data from a Phase 1 and a Phase 2 trial evaluating VK2735 (dosed subcutaneously) for metabolic disorders demonstrated an encouraging safety and tolerability profile as well as positive signs of clinical benefit. Concurrently, the company is evaluating an oral formulation of VK2735 in a Phase 2 trial. Viking is also developing VK2809, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of lipid and metabolic disorders. The compound successfully achieved both the primary and secondary endpoints in a recently completed Phase 2b study for the treatment of biopsy-confirmed non-alcoholic steatohepatitis (NASH) and fibrosis. In a Phase 2a trial for the treatment of non-alcoholic fatty liver disease (NAFLD) and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content compared with patients who received placebo. The company's newest program is evaluating a series of internally developed dual amylin and calcitonin receptor agonists (or DACRAs) for the treatment of obesity and other metabolic disorders. In the rare disease space, Viking is developing VK0214, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the potential treatment of X-linked adrenoleukodystrophy (X-ALD). In a Phase 1b clinical trial in patients with the adrenomyeloneuropathy (AMN) form of X-ALD, VK0214 was shown to be safe and well-tolerated, while driving significant reductions in plasma levels of very long-chain fatty acids (VLCFAs) and other lipids, as compared to placebo.

For more information about Viking Therapeutics, please visit www.vikingtherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Viking's expectations regarding its clinical and preclinical development programs, anticipated timing for reporting clinical data and cash resources. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK2735, VK0214, VK2809, and the company's other incretin receptor agonists; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; and other risks that are described in Viking's most recent periodic reports filed with the Securities and Exchange Commission including Viking's Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent Quarterly Reports on Form 10-Q, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof. Viking disclaims any obligation to update these forward-looking statements except as required by law.

Viking Therapeutics, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2025	2024
Revenues	$—	$—
Operating expenses:
Research and development	41,391	24,103
General and administrative	14,078	9,970
Total operating expenses	55,469	34,073
Loss from operations	(55,469)	(34,073)
Other income (expense):
Amortization of financing costs	(24)	(28)
Interest income, net	9,864	6,745
Total other income, net	9,840	6,717
Net loss	(45,629)	(27,356)
Other comprehensive loss, net of tax:
Unrealized gain (loss) on securities	563	(1,125)
Foreign currency translation loss	9	(85)
Comprehensive loss	$(45,057)	$(28,566)
Basic and diluted net loss per share	$(0.41)	$(0.26)
Weighted-average shares used to compute basic and diluted net loss per share	112,069	103,457

Viking Therapeutics, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	March 31, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$37,940	$26,676
Short-term investments – available-for-sale	813,918	875,936
Prepaid clinical trial and preclinical study costs	13,300	3,476
Prepaid expenses and other current assets	865	1,128
Total current assets	866,023	907,216
Right-of-use assets	892	1,003
Deferred financing costs	32	56
Deposits	46	46
Total assets	$866,993	$908,321
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,702	$9,813
Other accrued liabilities	11,373	17,111
Lease liability, current	498	489
Total current liabilities	19,573	27,413
Lease liability, net of current portion	502	630
Total long-term liabilities	502	630
Total liabilities	20,075	28,043
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at March 31, 2025 and December 31, 2024; no shares issued and outstanding at March 31, 2025 and December 31, 2024	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at March 31, 2025 and December 31, 2024; 112,288,759 shares issued and outstanding at March 31, 2025 and 111,573,519 shares issued and outstanding at December 31, 2024	1	1
Treasury stock at cost, no shares at March 31, 2025 and December 31, 2024	—	—
Additional paid-in capital	1,380,669	1,368,972
Accumulated deficit	(533,536)	(487,907)
Accumulated other comprehensive loss	(216)	(788)
Total stockholders’ equity	846,918	880,278
Total liabilities and stockholders’ equity	$866,993	$908,321

Contacts:

Viking Therapeutics

Greg Zante

Chief Financial Officer

858-704-4672

gzante@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com